Exhibit 10.1.e
AMENDMENT NO. 4
TO THE
CEDAR SHOPPING CENTERS, INC.
SENIOR EXECUTIVE DEFERRED
COMPENSATION PLAN
          WHEREAS, Cedar Shopping Centers, Inc. (the “Company”) has adopted the Cedar Shopping Centers, Inc. Senior Executive Deferred Compensation Plan (as amended from time to time, the “Plan”); and
          WHEREAS, Section 9.1 of the Plan permits the Board of Directors of the Company to amend the Plan; and
          WHEREAS, the Board of Directors of the Company now desires to amend the Plan in certain respects but only with respect to Brenda J. Walker, Thomas B. Richey, Stuart H. Widowski and Ann Maneri (the “Affected Participants”);
          NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The following definition of “Affected Participants” is hereby added to Article II of the Plan:
“Affected Participants. “Affected Participants” means Brenda J. Walker, Thomas B. Richey, Stuart H. Widowski and Ann Maneri.”
2.	The following definition of “Code Section 409A” is hereby added to Article II of the Plan:
“Code Section 409A. “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including any proposed or final regulations issued thereunder, in each case, as amended and any successor thereto.”
3.	The definition of “Unforeseeable Financial Emergency” contained in Section 2.22 of the Plan is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the foregoing, an “Unforeseeable Financial Emergency” shall not be deemed to exist with respect to an Affected Participant unless such “Unforeseeable Financial Emergency” would also constitute an “unforeseeable emergency” (as defined in Code Section 409A).”
4.	Section 4.2 of the Plan is hereby renumbered as Section 4.2(a), and the following sentence is hereby added to the end of Section 4.2(a) as follows:
“Notwithstanding the foregoing or any other provision of the Plan to the contrary, this Section 4.2(a) shall not apply to Affected Participants.”
5.	The following new Section 4.2(b) is hereby added to the Plan as follows:
“(b) Notwithstanding Section 4.2(a) or any other provision of the Plan to the contrary, with respect to Affected Participants only, an amount equal to the Dividends paid on the number of Share units allocated to an Affected Participant’s Account shall be paid to the Affected Participant as soon as practicable after such Dividends are received by the Trustee.”
6.	The following sentence is hereby added to the end of Section 4.3(a) of the Plan as follows:
“Notwithstanding the foregoing or any other provision of the Plan to the contrary, each Affected Participant shall be 100% vested in his Plan Benefit at all times.”
7.	The following sentence is hereby added to the end of Section 4.3(b) of the Plan as follows:

“Notwithstanding the foregoing or any other provision of the Plan to the contrary, this Section 4.3(b) shall not apply to Affected Participants.”
8.	The following sentence is hereby added to the end of Section 4.4 of the Plan as follows:
“Notwithstanding the foregoing or any other provision of the Plan to the contrary, this Section 4.4 shall not apply to Affected Participants.”
9.	The third sentence of Section 5.4 of the Plan is hereby amended to read in its entirety as follows:
“To the extent a Participant (other than an Affected Participant) has elected to have Dividends credited to his Account in the form of cash, such portion of the Participant’s Account (including an amount equal to the deemed interest credited thereto pursuant to Section 4.4) shall be distributed in cash.”
10.	Section 7.1 of the Plan is hereby amended to read in its entirety as follows:
“Subject to the provisions of Sections 7.2, 7.3 and 7.4, Plan Benefits shall be payable or commence being paid on the Distribution Date that relates to the Shares underlying the Plan Benefit. At the time a Participant is initially selected to participate in the Plan, and each time the Participant is granted an additional award of Shares which are deferred hereunder, the Participant shall elect, in writing on a form prescribed by the Administrator, whether the Participant’s Account shall be paid in a lump sum payment or in quarterly installments over a period of not more than 20 years. Subject to Sections 7.3 and 7.5, such election may be changed from time to time, but shall become irrevocable 12 months prior to the Distribution Date for the Account (including, if applicable, any new Distribution Date pursuant to Section 7.3). A Participant may make different elections with respect to different Accounts. Notwithstanding the foregoing, any election to receive a benefit in installments shall be subject to the approval of the Administrator, in its discretion; provided, that, in the event such an election is approved by the Administrator for an Affected Participant, the Affected Participant shall be deemed to have elected to receive such installment payments as a “series of separate payments” for purposes of Code Section 409A. Subject to Section 7.5, if no election has been made at least 12 months prior to the Distribution Date for the Account, any benefit payable hereunder from the Account shall be paid in a single lump sum.”
11.	Section 7.2 of the Plan is hereby renumbered as Section 7.2(a), and the following sentence is hereby added to the end of Section 7.2(a) of the Plan as follows:
“Notwithstanding the foregoing or any other provision of the Plan to the contrary, this Section 7.2(a) shall not apply to Affected Participants.”
12.	The following new Section 7.2(b) is hereby added to the Plan as follows:
“Notwithstanding Section 7.2(a) or any other provision of the Plan to the contrary, with respect to Affected Participants only, in the event that the Administrator, upon written application of an Affected Participant, determines that the Affected Participant has incurred an Unforeseeable Financial Emergency at any time, the Affected Participant may receive a distribution of up to 100% of his Account balance (without any forfeiture), but such distribution shall in no event exceed the amount necessary to alleviate such Unforeseeable Financial Emergency and it must be limited to the “amount reasonably necessary to satisfy the emergency need” (as determined under Code Section 409A). The Administrator shall direct the Trustee to make such distribution in a lump sum, as soon as practicable after the Administrator has made such determination, in the form of Shares or cash, as applicable pursuant to Section 5.4 (but treating the date of such distribution as a Distribution Date for purposes hereof). An Affected Participant’s Unforeseeable Financial Emergency, and the amount necessary to alleviate the Unforeseeable Financial Emergency, must be demonstrated in the written application of the Affected Participant and in such other documentation as the Administrator shall reasonably require.”
13.	Section 7.4 of the Plan is hereby renumbered as Section 7.4(a), and the following sentence is hereby added to the end of Section 7.4(a) as follows:

“Notwithstanding the foregoing or any other provision of the Plan to the contrary, this Section 7.4(a) shall not apply to Affected Participants.”
14.	The following new Section 7.4(b) is hereby added to the Plan as follows:
“Notwithstanding Section 7.4(a) or any other provision of the Plan to the contrary, in the event of an Affected Participant’s “separation from service” (as defined in Code Section 409A) from the Company (other than due to death) prior to age 60, the Affected Participant’s Plan Benefit shall be paid in a lump sum as soon as practicable following the date of such separation from service (or, January 1, 2007, if later); provided, however, that if such Affected Participant would be considered a “specified employee” (as defined in Code Section 409A) as of the date of such separation from service, such payment shall not be made to the Affected Participant until the date that is six (6) months after the date of such separation from service (or, if earlier, the date of death of the Affected Participant).”
15.	The following new Section 7.5 is hereby added to the Plan as follows:
“7.5 Affected Participant Special Elections. Notwithstanding any other provision of the Plan to the contrary, each of the Affected Participants shall be entitled to make a one-time special election (the “Special Election”), in writing on a form prescribed by the Administrator, to (i) defer commencement of the receipt of all or any part of the Plan Benefit that would otherwise have been payable to such Affected Participant on January 1, 2007 (determined as if the Affected Participant never made an election to defer the distribution of such amounts beyond such date) (the “2007 Amounts”), to the fifth (5th) anniversary of such Distribution Date (and in any such case the date to which distribution is so deferred shall be the new Distribution Date for such portion or all of the 2007 Amounts), and/or (ii) commence receiving a portion or all of his or her 2007 Amounts on January 1, 2007. In either case, the Affected Participant shall be entitled to elect to receive the 2007 Amounts in a single or partial lump sum or to receive the 2007 Amounts (or the balance of the 2007 Amounts if a partial lump sum has been elected) in quarterly installments over a period of not more than 20 years commencing either on January 1, 2007 or January 1, 2012, at the Affected Participant’s election (if the Affected

Participant elects to receive the 2007 Amounts in quarterly installments, the Affected Participant shall be deemed to have elected to receive such 2007 Amounts as a “series of separate payments” for purposes of Code Section 409A). Each Affected Participant shall be entitled to make such a Special Election at any time on or prior to December 31, 2006, and if such a Special Election is properly made pursuant to this Section 7.5, any prior election made by such Affected Participant with respect to the 2007 Amounts shall immediately become null and void and superseded in its entirety. Any Special Election made under this Section 7.5 shall become irrevocable as of the date such Special Election is received by the Administrator. An Affected Participant may not make more than one Special Election under this Section 7.5. In the event an Affected Participant fails to properly make a Special Election pursuant to this Section 7.5, such Affected Participant shall be deemed to have elected to have his or her 2007 Amounts paid in a single lump sum on January 1, 2007, and any prior election made by such Affected Participant with respect to his or her 2007 Amounts shall immediately become null and void and superseded in its entirety. All references contained in this Section 7.5 to “January 1” of a calendar year shall mean the first business day in January of such calendar year.”
16.	This Amendment shall be effective as of December 21, 2006.

17.	Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to be executed by a duly authorized officer of the Company this 21st day of December, 2006.

CEDAR SHOPPING CENTERS, INC.
By:	/s/ LEO S. ULLMAN
	Name:	Leo S. Ullman
	Title:	President